Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synlogic, Inc.:

We consent to the use of our report dated June 19, 2017, with respect to the consolidated balance sheets of Synlogic, LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, contingently redeemable preferred units and equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/information statement.

(signed) KPMG LLP

Cambridge, Massachusetts

June 19, 2017